FORM OF
PLAN OF ACQUISITION
Principal LifeTime Hybrid 2015 Fund and Principal LifeTime Hybrid Income Fund
The Board of Directors (the “Board”) of Principal Funds, Inc., a Maryland corporation (“PFI”), deems it advisable that the Principal LifeTime Hybrid Income Fund, a series of PFI (“LTHI”), acquire all of the assets of the Principal LifeTime Hybrid 2015 Fund, a series of PFI (“LT Hybrid 2015”), in exchange for the assumption by LTHI of all of the liabilities of LT Hybrid 2015 and for shares issued by LTHI, which are thereafter to be distributed by LT Hybrid 2015 pro rata to its shareholders in complete liquidation and termination of LT Hybrid 2015 and in exchange for all of LT Hybrid 2015’s outstanding shares.
LT Hybrid 2015 will transfer to LTHI, and LTHI will acquire from LT Hybrid 2015, all of the assets of LT Hybrid 2015 on the Closing Date, as defined below, and will assume from LT Hybrid 2015 all of the liabilities of LT Hybrid 2015 in exchange for the issuance of the number and class of shares of LTHI determined as provided in the following paragraphs, which shares will be subsequently distributed pro rata to the shareholders of LT Hybrid 2015 of the corresponding class in complete liquidation and termination of LT Hybrid 2015 and in exchange for all of LT Hybrid 2015’s outstanding Institutional Class, Class R-3, and Class R-5 shares. LT Hybrid 2015 will not issue, sell, or transfer any of its shares after the Closing Date, and only redemption requests received by LT Hybrid 2015 in proper form prior to the Closing Date shall be fulfilled by LT Hybrid 2015. Redemption requests received by LT Hybrid 2015 thereafter will be treated as requests for redemption of those shares of LTHI allocable to the shareholder in question.
LT Hybrid 2015 will declare, and LTHI may declare, to its shareholders of record on or prior to the Closing Date a dividend or dividends that, together with all previous such dividends, shall have the effect of distributing to its shareholders all of its income (computed without regard to any deduction for dividends paid) and all of its net realized capital gains, if any, as of the Closing Date.
On the Closing Date, LTHI will issue to LT Hybrid 2015 a number of full and fractional Institutional Class, Class R-3, and Class R-5 shares of LTHI, taken at their then net asset value, having an aggregate net asset value equal to the aggregate value of the net assets of the corresponding share class of LT Hybrid 2015. The aggregate value of the net assets of LT Hybrid 2015 and LTHI shall be determined in accordance with the then-current Prospectus of PFI as of close of regularly scheduled trading on the New York Stock Exchange (“NYSE”) on the Closing Date.
The closing of the transactions contemplated in this Plan of Acquisition (the “Plan”) shall be held at the offices of Principal Global Investors, LLC (“PGI”), 711 High Street, Des Moines, Iowa 50392 on or about the close of regularly scheduled trading on the NYSE (normally 3:00 p.m., Central Time) on _____________________________, or on such other date as PFI management may determine (the “Closing”). The date on which the Closing is to be held as provided in this Plan shall be known as the “Closing Date.”
In the event that on the Closing Date (a) the NYSE is closed for other than customary weekend and holiday closings or (b) trading on the NYSE is restricted or (c) an emergency exists as a result of which it is not reasonably practicable for LTHI or LT Hybrid 2015 to fairly determine the value of its assets, the Closing Date shall be postponed until the first business day after the day on which trading shall have been fully resumed.

As soon as practicable after the Closing, LT Hybrid 2015 shall (a) distribute on a pro rata basis to the Institutional Class, Class R-3, and Class R-5 shareholders of record of LT Hybrid 2015 at the close of business on the Closing Date the shares of LTHI of the corresponding class received by LT Hybrid 2015 at the Closing in exchange for all of LT Hybrid 2015’s outstanding shares, and (b) be liquidated in accordance with applicable law and PFI’s Articles of Incorporation.
For purposes of the distribution of shares of LTHI to shareholders of LT Hybrid 2015, LTHI shall credit its books an appropriate number and class of its shares to the account of each shareholder of LT Hybrid 2015. No certificates will be issued for shares of LTHI. After the Closing Date and until surrendered, each outstanding certificate, if any, which, prior to the Closing Date, represented shares of LT Hybrid 2015, shall be deemed for all purposes of PFI’s Articles of Incorporation and Bylaws to evidence the appropriate number and class of shares of LTHI to be credited on the books of LTHI in respect of such shares of LT Hybrid 2015 as provided above.
LT Hybrid 2015 will, within a reasonable period of time before the Closing Date, furnish LTHI with a list of LT Hybrid 2015’s portfolio securities and other investments. LTHI will, within a reasonable period of time before the Closing Date, identify the securities, if any, on LT Hybrid 2015's list referred to in the foregoing sentence that LTHI wishes to receive from LT Hybrid 2015 and otherwise how LTHI wishes LT Hybrid 2015’s portfolio to be repositioned prior to the Closing in accordance with LTHI’s investment objective, policies, and strategies. LT Hybrid 2015, if requested by LTHI, will reposition its portfolio as directed by LTHI prior to the Closing. In addition, if it is determined that the portfolios of LT Hybrid 2015 and LTHI, when aggregated, would contain investments exceeding certain percentage limitations applicable to LTHI with respect to such investments, LT Hybrid 2015, if requested by LTHI, will dispose of a sufficient amount of such investments as may be necessary to avoid violating such limitations as of the Closing. Notwithstanding the foregoing, nothing herein will require LT Hybrid 2015 to dispose of or purchase any investments or securities if, in the reasonable judgment of the Board or PGI, the investment advisor to LT Hybrid 2015 and LTHI, such disposition would adversely affect the status of the transactions contemplated in this Plan as a “reorganization,” as such term is used in Section 368(a) of the Internal Revenue Code of 1986, as amended, or would otherwise not be in the best interests of LT Hybrid 2015.
Prior to the Closing Date, LT Hybrid 2015 shall deliver to LTHI a list setting forth the assets to be assigned, delivered, and transferred to LTHI, including the securities then owned by LT Hybrid 2015 and the respective federal income tax bases (on an identified cost basis) thereof, and the liabilities to be assumed by LTHI pursuant to this Plan.
All of LT Hybrid 2015’s portfolio securities shall be delivered by LT Hybrid 2015’s custodian on the Closing Date to LTHI or its custodian, either endorsed in proper form for transfer in such condition as to constitute good delivery thereof in accordance with the practice of brokers or, if such securities are held in a securities depository within the meaning of Rule 17f-4 under the Investment Company Act of 1940, as amended, transferred to an account in the name of LTHI or its custodian with said depository. All cash to be delivered pursuant to this Plan shall be transferred from LT Hybrid 2015’s account at its custodian to LTHI’s account at its custodian. If on the Closing Date LT Hybrid 2015 is unable to make good delivery to LTHI’s custodian of any of LT Hybrid 2015’s portfolio securities because such securities have not yet been delivered to LT Hybrid 2015’s custodian by its brokers or by the transfer agent for such securities, then the delivery requirement with respect to such securities shall be waived, and LT Hybrid 2015 shall deliver to LTHI’s custodian on or by said Closing Date with respect to said undelivered securities executed copies of an agreement of assignment in a form satisfactory to LTHI, and a due bill or due bills in form and substance satisfactory to the custodian, together with such other documents including brokers’ confirmations, as may be reasonably required by LTHI.

This Plan may be abandoned and terminated, whether before or after notification to the shareholders of LT Hybrid 2015, if the Board believes that the consummation of the transactions contemplated hereunder would not be in the best interests of the shareholders of either fund. This Plan may be amended by the Board at any time, except that after notification to the shareholders of LT Hybrid 2015, no amendment may be made with respect to the Plan that in the opinion of the Board materially adversely affects the interests of the shareholders of LT Hybrid 2015.
Except as expressly provided otherwise in this Plan, PGI will pay or cause to be paid all out-of-pocket fees and direct expenses incurred in connection with the transactions contemplated under this Plan, including, but not limited to, accountants’ fees, legal fees, registration fees, and printing expenses.
This Plan may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Each party agrees that electronic signatures of the parties included in this Plan are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record, including facsimile or email electronic signatures.
Remainder of Page Intentionally Blank

IN WITNESS WHEREOF, each of the parties hereto has caused this Plan to be executed as of the _____ day of ____________, 202_.

PRINCIPAL FUNDS, INC. on behalf of the following Acquired Fund: Principal LifeTime Hybrid 2015 Fund

By:
Name:
Title:

PRINCIPAL FUNDS, INC. on behalf of the following Acquiring Fund: Principal LifeTime Hybrid Income Fund

By:
Name:
Title:

PRINCIPAL GLOBAL INVESTORS, LLC
(solely in connection with the payment of expenses)

By:
Name:
Title:

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